Exhibit 4.2


                        GENELABS TECHNOLOGIES, INC.

                           1995 STOCK OPTION PLAN

                  Adopted by the Board of Directors April
              14, 1995 (As Amended May 30, 1996, September 17,
                          1997, February 6, 1998,
                  January 22, 1999 and September 8, 2000)

         1. PURPOSE. This 1995 Stock Option Plan (this "Plan") is established as a compensatory plan to attract, retain and provide equity incentives to selected persons to promote the financial success of Genelabs Technologies, Inc., a California corporation (the "Company"). Capitalized terms not previously defined herein are defined in Section 17 of this Plan.

         2. TYPES OF OPTIONS AND SHARES. Options granted under this Plan (the "Options") may be either (a) incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (b) non-qualified stock options ("NQSOs"), as designated at the time of grant. The shares of stock that may be purchased upon exercise of Options granted under this Plan (the "Shares") are shares of the Common Stock of the Company.

         3. NUMBER OF SHARES. Shares of Common Stock remaining available for future grants of stock options under the Company's 1985 Employee Stock Option Plan (the "1985 Plan") and shares of Common Stock issuable upon exercise or currently outstanding pursuant to the 1985 Plan that expire or become unexercisable for any reason without having been exercised in full, will be available for issuance under the Plan, subject to adjustment as provided in this Plan. Upon adoption of the Plan by the Company's shareholders on June 2, 1995, the number of shares of Common Stock reserved for issuance under this Plan was 3,912,889, which was comprised of 5,000,000 shares available for issuance under the 1985 Plan less 1,087,111 shares issued under that plan. On May 30, 1996, the Company's shareholders approved an amendment to increase the aggregate number of shares that may be issued pursuant to options granted under this Plan to 4,912,889 shares. On January 22, 1999 the Company's Board approved an amendment to increase the aggregate number of shares that may be issued pursuant to options granted under this Plan to 6,912,889. At all times during the term of this Plan, the Company shall reserve and keep available such number of Shares as shall be required to satisfy the requirements of outstanding Options under this Plan.

         4. ELIGIBILITY. Options may be granted to employees, directors, consultants, officers, independent contractors and advisers (provided such consultants, independent contractors and advisers render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction) of the Company or any Parent, Subsidiary or Affiliate of the Company. ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or a Parent or Subsidiary of the Company. Non-Employee Directors shall only be eligible for grants of NQSOs pursuant to Section 7. The Committee (as defined in Section 14) in its sole discretion shall select the recipients of Options ("Optionees"). An Optionee may be granted more than one Option under this Plan. No one Optionee shall be eligible to receive more than 500,000 Shares during any single calendar year during the term of this Plan pursuant to the grant of Options hereunder.

         5. TERMS AND CONDITIONS OF OPTIONS. For grants other than to Non-Employee Directors pursuant to Section 7, the Committee shall determine whether each Option is to be an ISO or an NQSO, the number of Shares subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

                  (a) Form of Option Grant. Each Option granted under this Plan shall be evidenced by a written Stock Option Grant (the "Grant") in such form (which need not be the same for each Optionee) as the Committee shall from time to time approve, which Grant shall comply with and be subject to the terms and conditions of this Plan.

                  (b) Date of Grant. The date of grant of an Option shall be the date on which the Committee makes the determination to grant such Option unless otherwise specified by the Committee. The Grant representing the Option will be delivered to Optionee with a copy of this Plan within a reasonable time after the granting of the Option.

                  (c) Exercise Price. The exercise price of an Option shall be determined by the Committee on the date the Option is granted; provided that (i) the exercise price of an NQSO shall be not less than 85% of the Fair Market Value of the Shares on the date the Option is granted; (ii) the exercise price of an ISO shall be not less than 100% of the Fair Market Value of the Shares on the date the Option is granted; and (iii) the exercise price of any ISO granted to a person owning more than l0% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company ("Ten Percent Shareholder") shall not be less than 110% of the Fair Market Value of the Shares on the date the Option is granted.

                  (d) Exercise Period. Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Grant; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, and provided further that no ISO granted to a Ten Percent Shareholder shall be exercisable after the expiration of five (5) years from the date the Option is granted.

                  (e) Limitations on ISOs. The aggregate Fair Market Value (determined as of the time an Option is granted) of stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000. If the Fair Market Value of Shares with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in such year shall be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that year shall be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the effective date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.

                  (f) Options Non-Transferable. Options granted under this Plan, and any interest therein, shall not be transferable or assignable by Optionee, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of Optionee only by Optionee; provided, however, that NQSOs may be transferred to such family members, trusts and charitable institutions as the Committee, in its sole discretion, shall approve at the time of the grant of such Option.

                  (g) Assumed Options. In the event the Company assumes an option granted by another company, the terms and conditions of such option shall remain unchanged (except the exercise price and the number and nature of shares issuable upon exercise, which will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new option rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price.

         6. EXERCISE OF OPTIONS.

                  (a) Notice. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Optionee), stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements regarding Optionee's investment intent and access to information, if any, as may be required by the Company to comply with applicable securities laws, together with payment in full of the exercise price for the number of Shares being purchased.

                  (b) Payment. Payment for the Shares may be made in cash (by check) or, where approved by the Committee in its sole discretion at the time of grant and where permitted by law: (i) by cancellation of indebtedness of the Company to the Optionee; (ii) by surrender of shares of Common Stock of the Company having a Fair Market Value equal to the applicable exercise price of the Options, that have been owned by Optionee for more than six (6) months (and which have been paid for within the meaning of Securities and Exchange Commission ("SEC") Rule 144 and, if such Shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares), or were obtained by Optionee in the open public market; (iii) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; (iv) by waiver of compensation due or accrued to Optionee for services rendered; (v) provided that a public market for the Company's stock exists, through a "same day sale" commitment from Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; (vi) provided that a public market for the Company's stock exists, through a "margin" commitment from Optionee and an NASD Dealer whereby Optionee irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (vii) by any combination of the foregoing. Optionees who are not employees of the Company shall not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares.

                  (c) Withholding Taxes. Prior to issuance of the Shares upon exercise of an Option, Optionee shall pay or make adequate provision for any federal or state withholding obligations of the Company, if applicable.

                  (d) Limitations on Exercise. Notwithstanding the exercise periods set forth in the Grant, exercise of an Option shall always be subject to the following:

                           (i) If Optionee ceases to be employed or
retained by the Company or any Parent, Subsidiary or Affiliate of the Company for any reason except death or disability, Optionee may exercise such Optionee's ISOs or NQSOs to the extent (and only to the extent) that they would have been exercisable upon the date of termination, within three
(3) months after the date of termination (or such shorter time period as may be specified in the Grant).

                           (ii) If Optionee's employment or retention with
the Company or any Parent, Subsidiary or Affiliate of the Company is terminated because of the death of Optionee or disability of Optionee within the meaning of Section 22(e)(3) of the Code, Optionee's ISOs or NQSOs may be exercised to the extent (and only to the extent) that they would have been exercisable by Optionee on the date of termination, by Optionee (or Optionee's legal representative) within twelve (12) months after the date of termination (or such shorter time period as may be specified in the Grant), but in any event no later than the expiration date of the ISOs.

                           (iii) The Committee shall have discretion to
determine whether Optionee has ceased to be employed or retained by the Company or any Parent, Subsidiary or Affiliate of the Company and the effective date on which such employment terminated.

                           (iv) In the case of an Optionee who is a
director, consultant, independent contractor or adviser, the Committee will have the discretion to determine whether Optionee is employed or retained by the Company or any Parent, Subsidiary or Affiliate of the Company pursuant to the foregoing Sections.

                           (v) The Committee may specify a reasonable
minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Optionee from exercising the full number of Shares as to which the Option is then exercisable.

                           (vi) An Option shall not be exercisable unless
such exercise is in compliance with the Securities Act of 1933, as amended (the "Securities Act"), all applicable state securities laws and the requirements of any stock exchange or national market system upon which the Shares may then be listed, as they are in effect on the date of exercise. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or national market system, and the Company shall have no liability for any inability or failure to do so.

         7.     OPTION GRANTS FOR NON-EMPLOYEE DIRECTORS

                  (a) Eligibility and Award Formula. Options may be granted only to such Non-Employee Directors of the Company or any Parent, Subsidiary or Affiliate of the Company as the Committee shall select from time to time in its sole discretion. Directors may be granted more than one option under the Plan. Each director, upon his or her first election to the Board, will be granted an option to purchase 20,000 shares of the Company's Common Stock. At the Company's Annual Meeting of Shareholders following the second anniversary of his or her election to the Board, and at each subsequent Annual Meeting of Shareholders, each director will be granted an additional option to purchase 10,000 shares.

                  (b)Terms and Conditions of Options. The Committee shall determine the exercise price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

                           (i) Date of Grant. The date of grant of an
Option shall be the dates described in Section 7 (a) above. The Grant representing the Option will be delivered to the Optionee within a reasonable time after the granting of the Option.

                           (ii) Exercise Price. The exercise price of an
Option shall be not less than the Fair Market Value of the Shares at the time that the Option is granted.

                           (iii) Exercise Period. Options shall be
exercisable as to 50% of the Shares on the first anniversary of the date of grant and the remaining 50% on the second anniversary thereof; provided however, that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.

                           (iv) Limitation on Exercise. If the Optionee
ceases to be a director for any reason except death: (A) Optionee may exercise his or her options that were granted on or before September 8, 2000 to the extent (and only to the extent) that they would have been exercisable upon the date of termination, within six (6) months after the date of termination; and (B) Optionee may exercise his or her options that were granted after September 8, 2000 to the extent (and only to the extent) that they would have been exercisable upon the date of termination, up to and including the date of expiration of the option grant. If the Optionee ceases to be a director because of death, Optionee (or Optionee's legal representative) may exercise his or her options to the extent (and only to the extent) that they would have been exercisable upon the date of termination, within twelve (12) months after the date of termination.

         8. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS. The Committee shall have the power to modify, extend or renew outstanding Options and to authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of Optionee, impair any rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code. The Committee shall have the power to reduce the exercise price of outstanding Options without the consent of Optionees by a written notice to the Optionees affected; provided, however, that the exercise price per Share may not be reduced below the minimum exercise price that would be permitted under Section 5(c) of this Plan for Options granted on the date the action is taken to reduce the exercise price.

         9. PRIVILEGES OF STOCK OWNERSHIP. No Optionee shall have any of the rights of a shareholder with respect to any Shares subject to an Option until such Option is properly exercised. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date, except as provided in this Plan. Upon written request, the Company shall provide to each Optionee a copy of the annual financial statements of the Company at such time after the close of each fiscal year of the Company as such statements are released by the Company to its common shareholders generally.

         10. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Option granted under this Plan shall confer on any Optionee any right to continue in the employ of, as a director of, or other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Optionee's employment or other relationship at any time, with or without cause.

         11. ADJUSTMENT OF OPTION SHARES. In the event that the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, or if a substantial portion of the assets of the Company are distributed, without consideration in a spin-off or similar transaction, to the shareholders of the Company, the number of Shares available under this Plan and the number of Shares subject to outstanding Options and the exercise price per Share of such Options shall be proportionately adjusted, subject to any required action by the Board of Directors (the "Board") or shareholders of the Company and compliance with applicable securities laws; provided, however, that a fractional share shall not be issued upon exercise of any Option and any fractions of a Share that would have resulted shall either be cashed out at Fair Market Value or the number of Shares issuable under the Option shall be rounded up to the nearest whole number, as determined by the Committee; and provided further that the exercise price may not be decreased to below the par value, if any, for the Shares.

         12. ASSUMPTION OF OPTIONS BY SUCCESSORS. In the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, a transaction in which 100% of the then-outstanding voting stock is sold or otherwise transferred or the sale of substantially all of the assets of the Company any or all outstanding Options shall, notwithstanding any contrary terms of the Grant, accelerate and become exercisable in full at least 10 days prior to (and shall expire on) the consummation of such dissolution, liquidation, merger or sale of assets on such conditions as the Committee shall determine unless the successor corporation assume the outstanding options or substitutes substantially equivalent options. The aggregate Fair Market Value of ISOs which first become exercisable in the year of such dissolution, liquidation, merger or sale of assets cannot exceed $100,000. Any remaining accelerated options shall be treated as NQSOs.

         13. ADOPTION AND SHAREHOLDER APPROVAL. This Plan shall become effective on the date that it is adopted by the Board of the Company. This Plan shall be approved by the shareholders of the Company, in any manner permitted by applicable corporate law, within twelve months before or after the date this Plan is adopted by the Board. Upon the effective date of the Plan, the Board may grant Options pursuant to this Plan; provided that, in the event that shareholder approval is not obtained within the time period provided herein, all Options granted hereunder shall terminate. No Option that is issued as a result of any increase in the number of shares authorized to be issued under this Plan shall be exercised prior to the time such increase has been approved by the shareholders of the Company and all such Options granted pursuant to such increase shall similarly terminate if such Shareholder approval is not obtained.

         14. ADMINISTRATION. This Plan may be administered by the Board or a committee appointed by the Board (the "Committee"). As used in this Plan, references to the "Committee" shall mean either such Committee or the Board if no Committee has been established. If the Company is registered under the Exchange Act and two or more members of the Board are Non-Employee Directors, the Committee shall be comprised of at least two members of the Board, all of whom are Non-Employee Directors. The interpretation by the Committee of any of the provisions of this Plan or any Option granted under this Plan shall be final and binding upon the Company and all persons having an interest in any Option or any Shares purchased pursuant to an Option. The Committee may delegate to officers of the Company the authority to grant Options under this Plan to Optionees who are not officers or directors of the Company whose transactions in the Company's Common Stock are subject to Section 16(b) of the Exchange Act.

         15. TERM OF PLAN. Options may be granted pursuant to this Plan from time to time within a period of ten (10) years from the date on which this Plan is adopted by the Board.

         16. AMENDMENT OR TERMINATION OF PLAN. The Committee may at any time terminate or amend this Plan in any respect including (but not limited to) amendment of any form of grant, exercise agreement or instrument to be executed pursuant to this Plan; provided, however, that the Committee shall not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans or pursuant to the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder.

         17. CERTAIN DEFINITIONS. As used in this Plan, the following terms shall have the following meanings:

                  (a) "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  (b) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  (c) "Affiliate" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

                  (d) "Fair Market Value" shall mean the fair market value of the Shares as determined by the Committee from time to time in good faith. If a public market exists for the Shares, the Fair Market Value shall be the average of the last reported bid and asked prices for common stock of the Company on the last trading day prior to the date of determination, or in the event the common stock of the Company is listed on the Nasdaq National Market, the Fair Market Value shall be the average of the high and low prices of the common stock on the option grant date as quoted on the Nasdaq National Market and reported in the Wall Street Journal.

                  (e) "Non-Employee Director" means a Director who either
(i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.